EXHIBIT 10.5.2

CENTRAL GARDEN & PET COMPANY

2003 OMNIBUS EQUITY INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

THIS AGREEMENT is made as of this     th day of             , 200    , between CENTRAL GARDEN & PET COMPANY, a Delaware corporation (the “Company”) and (Insert EE name) (the “Officer”).

1. Grant of Award. The Company hereby grants to the Officer under the Central Garden & Pet Company 2003 Omnibus Equity Incentive Plan (the “Plan”), as a separate incentive in connection with his or her service to the Company and not in lieu of any salary or other compensation for his or her services, an award of (insert # of shares) shares of restricted common stock of the Company (“Restricted Shares”) on the date hereof, subject to the terms and conditions in this Agreement and the Plan.

2. Shares Held by Company. Until the Restricted Shares have vested as set forth in paragraphs 4 or 5, any certificates representing such shares shall be held by the Secretary of the Company and such shares may not be sold or otherwise transferred and may not be pledged or otherwise hypothecated. The certificates representing such shares shall be delivered by the Company to the Officer as the shares vest in accordance with paragraph 4, provided that all other terms and conditions in this Agreement have been satisfied.

3. Certificate Legend. Until the shares have vested, each certificate representing Restricted Shares shall bear the following legend:

“The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in a Restricted Stock Award Agreement. A copy of such Restricted Stock Award Agreement may be obtained from the Secretary of Central Garden & Pet Company.”

4. Restriction on Shares. Except as otherwise provided in this Agreement, the Restricted Shares shall vest (and all restrictions on transfer under paragraph 2 shall lapse) as follows: (insert appropriate dates, then delete these words)

•	shares shall vest on , 200 ;

•	shares shall vest on , 200 ;

•	shares shall vest on , 200 ; and

•	shares shall vest on , 200 .

If the Officer terminates his or her employment with the Company on account of death or permanent and total disability within the meaning of Section 22(e)(3) of the Internal Revenue Code, 100% of any unvested Restricted Shares shall vest in full upon such termination of service.

5. Committee Discretion. The Committee may decide, in its absolute discretion, to accelerate the vesting of some or all of Restricted Shares at any time. If so accelerated, such Restricted Shares shall vest as of the date specified by the Committee.

6. Withholding of Taxes. No certificate representing any of the Restricted Shares may be delivered by the Company to the Officer until the Officer shall have delivered to the Company the full amount of any federal, state or local income or other taxes that the Company may be required by law to withhold with respect to the issuance of such shares. The Committee may, but is not required to, permit the Officer to satisfy any such tax withholding requirement by delivering to the Company already-owned shares of Company Common Stock or by requesting that the Company withhold shares of Company Common Stock otherwise deliverable to the Officer.

7. Continuous Employment Required. The Restricted Shares shall only vest so long as the Officer shall have been continuously employed by the Company or one of its subsidiaries from the date of this Agreement through and on the relevant vesting date set forth in paragraph 4. Any Restricted Shares that are not vested at the time of the Officer’s termination of employment (unless the vesting of such shares shall have been accelerated pursuant to paragraph 5 or the last sentence of paragraph 4) shall be forfeited and automatically reacquired by the Company at no cost to the Company. The Officer hereby appoints the Secretary of the Company, with full power of substitution, as the Officer’s true and lawful attorney-in-fact with irrevocable power and authority in the name and on behalf of the Officer to take any action and execute all documents and instruments, including, without limitation, stock powers which may be necessary to transfer the certificate or certificates evidencing such forfeited shares to the Company.

8. After the Death of the Officer. Any distribution or delivery to be made to the Officer under this Agreement shall, if the Officer is then deceased, be made to the Officer’s designated beneficiary, or, if no such beneficiary survives the Officer, the person or persons entitled to such distribution or delivery under the Officer’s will, or, if the Officer shall fail to make testamentary disposition of such property, his or her legal representative. Any transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

9. Conditions to Issuance of Restricted Shares. The Company shall not be required to issue any certificate or certificates for shares of stock hereunder prior to fulfillment of all of the following conditions:

(a) The admission of such shares to listing on all stock exchanges on which such class of stock is then listed; and

(b) The completion of any registration or other qualification of such shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable; and

(c) The obtaining of any approval or other clearance from any state or federal governmental agency, which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and

(d) The lapse of such reasonable period of time following the date of grant of the Restricted Shares as the Committee may establish from time to time for reasons of administrative convenience.

10. No Rights of Stockholder. Neither the Officer nor any person claiming under or through the Officer shall be, or have any of the rights or privileges of, a stockholder of the Company in respect of any shares issuable hereunder unless and until certificates representing such shares shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Officer or the Secretary of the Company to hold pursuant to paragraph 2.

11. Changes in Stock. In the event that as a result of a stock dividend, stock split, reclassification, recapitalization, combination of shares or the adjustment in capital stock of the Company or otherwise, or as a result of a merger, consolidation, spin-off or other reorganization, the Company’s Common Stock shall be increased, reduced or otherwise changed, and by virtue of any such change the Officer shall in his or her capacity as the owner of the Restricted Shares which have been awarded to him or her hereunder (the “Prior Shares”) be entitled to new or additional or different shares of stock or securities (other than rights or warrants to purchase securities), such new or additional or different shares or securities shall thereupon be considered to be Restricted Shares and shall be subject to all of the restrictions and other conditions which were applicable to the Prior Shares pursuant to this Agreement. If the Officer receives rights or warrants with respect to any Prior Shares, such rights or warrants may be held or exercised by the Officer, provided that until such exercise any such rights or warrants and after such exercise any shares or other securities acquired by the exercise of such rights or warrants shall be considered to be subject to all of the restrictions and other conditions which were applicable to the Prior Shares pursuant to this Agreement. The Committee in its absolute discretion at any time may accelerate the vesting of all or any portion of such new or additional shares of stock or securities, rights or warrants to purchase securities or shares or other securities acquired by the exercise of such rights or warrants.

12. Committee Authority. The Committee shall have the power to interpret this Agreement and to adopt such rules for the administration, interpretation and application of this Agreement as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Officer, the Company and all other interested persons, and shall be given the maximum deference permitted by law. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to this Agreement.

13. Non-Transferability of Award. Except as otherwise herein provided, the shares of Restricted Shares herein granted and the rights and privileges conferred hereby shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of such award, or of any right or privilege conferred hereby, contrary to the provisions hereof, or upon any attempted sale under any execution, attachment or similar process upon the rights and privileges conferred hereby, such award and the rights and privileges conferred hereby shall immediately become null and void.

14. Binding Agreement. Subject to the limitation on the transferability of the Restricted Shares contained in paragraph 13, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

15. Addresses for Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, in care of its Secretary, at 1340 Treat Blvd., Suite 600, Walnut Creek, CA 94597 or at such other address as the Company may hereafter designate in writing. Any notice to be given to the Officer shall be addressed to the Officer at the address set forth beneath the Officer’s signature hereto, or at such other address as the Officer may hereafter designate in writing. Any such notice shall be deemed to have been duly given if and when enclosed in a properly sealed envelope, addressed as aforesaid, registered or certified and deposited, postage and registry fee prepaid, in a United States post office.

16. Plan Governs. This Agreement is subject to all of the terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern. Capitalized terms and phrases used and not defined in this Agreement shall have the meaning set forth in the Plan.

17. Severability of Agreement. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement, in duplicate, the day and year first above written.

CENTRAL GARDEN & PET COMPANY

By:
[Name]
[Title]

(Insert EE name)

Address

Social Security Number

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